Exhibit 99(f)(4)

CODE OF REGULATIONS

OF

AUGUSTAR LIFE INSURANCE COMPANY

ARTICLE 1

Shareholders

Section 1.1 Annual Meetings. The annual meeting of shareholders shall be held on the first Friday of May of each year, or at such other time as maybe designated by the Chairman of the Board, by the President, by a majority of the Directors or by a shareholder owning fifty percent or more of the voting stock of the Corporation.

Section 1.2 Place. All meeting of shareholders may be held within or outside of the State of Ohio.

Section 1.3 Proxies. Shareholders may vote in person or by proxy. All proxies shall be in a form to be prescribed by the Secretary of the Corporation.

Section 1.4 Notice. Notice of annual or special meetings of shareholders shall be given not more than sixty days nor less than thirty days before the day of the meeting by depositing such notice in the mail, addressed to the shareholder, postage prepaid, at the shareholder’s last address appearing on the records of the Corporation; provided that such notice maybe waived in writing by any shareholder.

Section 1.5 Quorum. Those shareholders present in person or by proxy at a meeting shall constitute a quorum for the transaction of business, and the vote of a majority of those present in person by proxy shall be sufficient to take any action properly before the meeting.

Section 1.6 Nominations to Board. The Board shall nominate Directors to serve for terms commencing at the following annual shareholders’ meeting. Nominations shall be made at least ten days before the date of the annual shareholders’ meeting at which the persons nominated are to be voted upon, except that a vacancy in the list of nominees caused by the death, resignation or removal of a nominee may be filled at any time.

ARTICLE II

Directors

Section 2.1 Meetings. The Board shall hold regular meetings not less frequently than quarterly on dates and at times fixed by the Board. The chairman of the Board, the Executive Committee or a majority of the Directors then in office may convene special meetings of the Board at any time. Notice of any meeting of the Board shall be given to each Director not less than four days prior to the date of the meeting by delivery to the Director or by depositing it in the mail addressed to the Director at the Director’s address appearing on the books of the Corporation, but such notice may be waived by any Director in writing. Meeting of the Directors or of committees of the Directors may be held through the use of any form of communications equipment if all persons participating can hear each other person participating. Participation in such a meeting shall constitute presence at the meeting.

Section 2.2 Quorum. A majority of the Directors then in office shall constitute a quorum of the Board of Directors for the transaction of business. The act of a majority of Directors present at a meeting at which a quorum is present is the act of the Board.

ARTICLE III

Executive Committee

Section 3.1 Authority. The Board of Directors may create an Executive Committee which shall, to the extent provided in such resolution or in this Code of Regulations, have an exercise during the interim between meetings of the Board, all of the authority of the Board in the control of the business and affairs of the Corporation except such as the Board only, by law is authorized to perform or exercise.

Section 3.2 Meetings and Quorum. The Executive Committee shall meet at such times as the needs of the business require. A majority of the Executive Committee shall constitute a quorum. The Committee may act by a majority of those members present at a meeting at which a quorum is present or by a writing or writings signed by all of its members. The Committee shall keep records of its proceedings and report them at the regular meetings of the Board.

ARTICLE IV

Other Committees and Committee Rules

Section 4.1 Creation of Committees. The Board of Directors, by a resolution adopted by a majority of the whole Board, may create other committees of the Directors, to consist of not less than three Directors, and define their duties.

Section 4.2 Committee Rules. Unless contrary rules and provisions are specified in this Code of Regulations or in the resolution of the Board of Directors designating or creating a committee as authorized hereby, the rules and provisions set forth in this section shall apply to the formation of, or conduct of business by, any such committee:

(a)	A committee shall meet at the call of its chairman or by written request of a majority of its members.

(b)	A committee may adopt its own rules to provide for reasonable and sufficient advance notice of its meetings, but such notice may be waived in writing by any member.

(c)	A majority of members shall constitute a quorum. A committee may act by a majority of its members present at a meeting at which a quorum is present or by a writing or writings signed by all members.

Exhibit 99(f)(4)

(d)	A committee shall appoint a chairman and a secretary from among its members and is authorized to designate a presiding chairman to serve in the event of the temporary absence or incapacity of its permanent chairman.

(e)	A committee may adopt such other rules and procedures, or make other administrative appointments from among its members, consistent herewith, as may be necessary or convenient to the conduct of its business.

Section 4.3 Appointment to Committees. In appointing the members of any committee, the Board of Directors may appoint alternates or make other special appointments as deemed appropriate. Vacancies on any committee, except the Executive Committee, may be temporarily filled by action of the Executive Committee until the next meeting of the full Board.

ARTICLE V

Investment Management Committee

Section 5.1 Investment Management Committee. The Board of Directors may designate certain Officers of employees of the corporation to serve as an Investment Management Committee whose members, individually or in groups, shall be authorized by the Board to exercise investment authority in approving the purchase or sale of the Corporation’s general account assets in accordance with the investment policies established by the Board. All actions taken by the Investment Management Committee or by its members individually or in groups shall be reported to the Board at such times and in such manner as the Board shall direct.

ARTICLE VI

Officers

Section 6.1 Designation. The Officers of the Corporation shall consist of a Chairman of the Board, a President, a Secretary, a Treasurer, and such other Officers as the Board of Directors from time to time may determine.

Section 6.2 Term. Officers shall hold office for such period of time as the Board of Directors may designate. Officers need not be re-elected annually but shall serve at the pleasure of the Board.

Section 6.3 Removal and Vacancies. The Board may remove or suspend any Officer without cause and without notice. Vacancies may be filled by the Board at any time, except that the Executive Committee may not permanently fill a vacancy in the position of Chairman, Vice Chairman or President.

Section 6.4 Multiple Offices. Any two offices may be held simultaneously by the same person, except that the Chairman or President may not simultaneously serve as Vice President.

Section 6.5 Appointments. Officers may create and fill by appointment other necessary management positions; provided, however, that the creation of, and appointment to a management position classified as an appointed officer shall be first approved by the Chief Executive Officer.

Exhibit 99(f)(4)

ARTICLE VII

Amendment

Section 7.1 Amendment. These Regulations may be amended from time to time by the shareholders at a meeting held for such purpose or by written consent without a meeting in either case but the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the corporation.

ARTICLE VIII

Execution of Instruments

Section 8.1 Execution of Instruments. Any one of the following Officers, namely: the Chairman, the Vice Chairman, the President, a Vice President, the Secretary or an Assistant Secretary, the Treasurer or an Assistant Treasurer, shall execute transfers of stocks and bonds, releases or satisfactions of mortgages, conveyances and transfers of real and personal property, and all contracts, deeds, transfers, releases and any other papers necessary to the transaction of the business of the Corporation The Board or the Executive Committee may authorize other Officers to execute instruments and to attach the corporate seal thereto.

ARTICLE IX

Non-Assessability of Policyholders

Section 9.1 Non-Assessability. The corporation shall issue no policy of life insurance or annuity contract which provides for the payment of any assessment by a policyholder in addition to the premiums required to be paid according to the terms and provisions of such policy of life insurance of annuity contract.

ARTICLE X

Miscellaneous

Section 10.1 Compensation. Directors and members of the Executive Committee and other committees, except paid consultants and full-time salaried officers of the Corporation or of any of its subsidiaries or affiliates, shall be entitled to such compensation and to such reimbursement or allowance for the expense of attending meetings of the Board or its committees as may be determined by the Board.

Section 10.2 Gender. Any title or name used herein which may be viewed as gender specific (such as “Chairman”) shall be deemed to include, and maybe referred to in, its gender neutral or opposite gender form (such as “Chairperson”, “Chair” or “Chairwoman”) as the Board or officeholder may deem appropriate.

Pursuant to the Resolution of the Board of Directors of Augustar Life Insurance Company authorizing this Code of Regulations, the undersigned President and Secretary of Augustar Life Insurance Company have signed their names to this Code of Regulations this 14th day of April , 2023.

Exhibit 99(f)(4)

/s/ Clifford Jack
Clifford Jack, President

/s/ Therese S. McDonough
Therese S. McDonough, Secretary